EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-224054 on Form S-3 and Registration Statement No. 333-212838 on Form S-8 of our reports dated February 11, 2019, relating to the financial statements and financial statement schedules of Alexander’s, Inc., and the effectiveness of Alexander’s, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Alexander’s, Inc. for the year ended December 31, 2018.
/s/ Deloitte & Touche LLP
Parsippany, New Jersey
February 11, 2019